Former Deputy Assistant Attorney General in the Office of Legislative Affairs of the U.S. Department of Justice (DOJ) joins USPR Board of Directors.

MARLBORO, N.J., September 18th, 2013 /PRNewswire/ -- US Precious Metals, Inc.  (USPR) announces today that former Deputy Assistant Attorney General in the Office of Legislative Affairs of the U.S. Department of Justice (DOJ) Michael Volkov has joined its Board of Directors.

Mr Volkov, a former federal prosecutor and veteran white collar defense attorney, has expertise in the areas of compliance, internal investigations and enforcement matters.

Mr Volkov spent 17 years as a federal prosecutor in the U.S. Attorney's Office for the District of Columbia. As an Assistant US Attorney, he had over 75 jury trials and extensive federal court experience. He also served on the Senate and House Judiciary Committees as the chief crime and terrorism counsel for the respective committees. In addition, Mr Volkov served as a deputy assistant attorney general in the Office of Legislative Affairs of the U.S. Department of Justice (DOJ) and as a trial attorney in the DOJ's Antitrust Division.

Mr Volkov is CEO and owner of The Volkov Law Group, LLC, has over 30 years of experience in practicing law.

USPR Chairman & CEO Mr Jerry Pane stated: “We are very honored on our most recent appointment of Mr Volkov. Michael brings a special expertise regarding matters of international affairs and compliance related international transactions”

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About US Precious Metals, Inc.:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.  Important Note:  The USPR website is currently under construction due to the new corporate developments. The New Improved Corporate Website will be back online in the very near future.

Disclaimer:  This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). USPR news alerts send via SMS Text Message are free; however standard message & data rates may apply. Check with your wire carrier for more details.

U.S. Precious Metals, Inc.

http://usprgold.com

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